 Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the inclusion in Amendment No. 1 to Current Report on Form 8-K of Acacia Research Corporation and incorporation by reference in Acacia Research Corporation’s Registration Statements on Form S-3 (File No. 333-249984) and Form S-8 (File Nos. 333-189135, 333-217878, 333-279975 and 333-279976) of all references to our firm and information from our estimated net proved reserves for the period ended December 31, 2023, and the changes in the net proved reserves for the period ended December 31, 2023, relating to the oil and gas reserves of Revolution Resources II, LLC.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

By:	/s/ W. Todd Brooker, P.E.
Name:	W. Todd Brooker, P.E.
Title:	President

Austin, Texas

July 3, 2024